Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this initial Registration Statement on Form S-3 of our report on the consolidated financial statements and financial statement schedules of Metropolitan Life Insurance Company and subsidiaries (the “Company”) for the year ended December 31, 2012, dated April 2, 2013 (which expresses an unqualified opinion and includes an explanatory paragraph regarding the changes in the Company’s method of accounting for deferred policy acquisition costs as required by accounting guidance adopted on January 1, 2012 as described in Note 1 and the Company’s reorganization of its segments in 2012 as described in Note 2 to the consolidated financial statements, and November 12, 2013 as it relates to the subsequent events discussed in Note 20 to the consolidated financial statements and to Financial Statement Schedules I, III, & IV), included in the Company’s effective Registration Statement Amendment No. 2 to Form 10, which is incorporated by reference in this registration statement, and to the reference to us as Experts under the heading “Independent Registered Public Accounting Firm” in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

December 18, 2013